Exhibit 99.1

Capitala Finance Corp. Reports Fourth Quarter and Full Year 2019 Results

CHARLOTTE, NC, March 2, 2020--Capitala Finance Corp. (Nasdaq:CPTA) ("Capitala", the “Company”, “we”, “us”, or “our”) today announced its financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter Highlights

•	Invested $29.0 million during the quarter, consisting of $27.4 million of first lien debt with a weighted average yield of 9.0%, and $1.6 million in equity investments
•	Reduced equity concentration by partial exit of Nth Degree, Inc., generating a realized capital gain of $25.9 million, above the previous period valuation
•	Ended 2019 with no non-accrual investments
•	Net asset value per share of $9.14 at December 31, 2019, compared to $9.40 at September 30, 2019
•	Amended our senior secured revolving credit facility as the Company is now subject to a 150% asset coverage test
•	Class action lawsuit dismissed effective October 25, 2019 with no settlement
•	Announced Mitsui USA minority investment in the Company’s investment adviser

Full Year Highlights

•	Rebalanced the investment portfolio, as first lien debt investments represent 81% of the debt portfolio at December 31, 2019, compared to 51% at December 31, 2016, on a fair value basis
•	Invested $77.8 million during 2019 consisting of $70.2 million in first lien debt, $4.5 million in second lien debt, and $3.1 million in equity
•	Closed credit facility for Capitala Senior Loan Fund II, LLC, enhancing its ability to hold first out positions in certain unitranche debt investments

Management Commentary

In describing the Company’s fourth quarter and full year activities, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “During 2019, management focused on positioning the Company for improved financial performance. Notably, our investment adviser announced a minority investment from and a strategic partnership with Mitsui USA; we enter 2020 with no non-accrual investments; we have reduced our equity concentration by partially exiting our largest holding; we continue to focus on first lien debt investments rather than riskier mezzanine investments; we enter 2020 with substantial liquidity to allow us to be active investors in the lower middle market; and our investment adviser continues to hire talented professionals across the platform.”

Fourth Quarter 2019 Financial Results

During the fourth quarter of 2019, the Company originated $29.0 million of new investments, and received $36.8 million of repayments. Debt investments, all first lien structures, totaled $27.4 million, with a weighted average yield of 9.0%. In addition, we invested $1.6 million in equity securities.

Total investment income was $9.6 million for the fourth quarter of 2019, compared to $11.3 million in the fourth quarter of 2018. The decline was attributable to lower interest and fee income, resulting primarily from a decrease in our debt portfolio and a decline in the weighted average yield on our portfolio from the continued shift to a first lien debt investment strategy.

Net investment income for the fourth quarter of 2019 was $1.9 million, or $0.12 per share, compared to $3.5 million, or $0.22 per share, for the same period in 2018.

Net realized gains totaled $1.2 million, or $0.07 per share, for the fourth quarter of 2019, compared to net realized losses of $14.6 million, or $0.91 per share, for the same period in 2018. During the fourth quarter of 2019, the Company realized a $25.9 million gain on a partial exit of Nth Degree, Inc., partially offset by realized losses on Vology, Inc. of $3.7 million, Portrait Studio, LLC of $6.2 million, CableOrganizer Acquisition, LLC of $12.8 million, and American Clinical Solutions, LLC of $1.9 million. Net realized gains during the fourth quarter of 2019 did not have a material impact on our net asset value per share, as the realized amounts were in line with our previously reported fair values.

Net unrealized depreciation totaled $3.1 million, or $0.19 per share, for the fourth quarter of 2019, compared to appreciation of $1.2 million for the fourth quarter of 2018.

The net decrease in net assets resulting from operations was $0.1 million for the fourth quarter of 2019, or $0.00 per share, compared to a net decrease of $9.2 million, or $0.57 per share, for the same period in 2018.

Full Year 2019 Financial Results

During 2019, the Company originated $77.8 million of new investments and received $128.1 million of repayments. New investments consisted of $70.2 million in first lien debt, $4.5 million in second lien debt, and $3.1 million in equity investments.

Total investment income was $44.0 million for the year ended December 31, 2019, compared to $47.3 million for the same period in 2018. Interest and fee income collectively declined $4.8 million, driven by a decrease in debt balances outstanding during the year, coupled with a decrease in the weighted average yield on the debt portfolio from the continued shift to a first lien debt investment strategy. Dividend income increased $2.9 million, partially offset by a $1.4 million decrease in PIK income.

Total expenses for the year ended December 31, 2019 were $31.0 million, a decrease of $0.3 million from the comparable period in 2018. Significant variances included (1) $1.1 million decrease in base management fees, (2) a $1.0 million increase in incentives fees, net of the waiver, and (3) a $0.2 million decrease in interest and financing expenses.

Net investment income for the year ended December 31, 2019 was $13.0 million, or $0.81 per share, compared to $16.0 million, or $1.00 per share, for the same period in 2018.

Net realized losses totaled $19.8 million, or $1.23 per share, for the year ended December 31, 2019, compared to losses of $34.8 million, or $2.18 per share, for the same period in 2018.

Net unrealized depreciation totaled $20.3 million, or $1.26 per share, for the year ended December 31, 2019, compared to net unrealized appreciation of $0.8 million, or $0.05 per share, for the same period in 2018.

During 2019, the Company recorded a tax provision of $0.6 million, compared to a tax benefit of $1.9 million in 2018.

The net decrease in net assets resulting from operations was $27.6 million, or $1.72 per share, for the year ended December 31, 2019, compared to a net decrease in net assets resulting from operations of $16.0 million, or $1.00 per share, for the same period in 2018.

Net assets at December 31, 2019 were $148.1 million, or $9.14 per share, compared to $190.6 million, or $11.88 per share, at December 31, 2018.

Investment Portfolio

As of December 31, 2019, our portfolio consisted of 43 companies with a fair market value of $362.5 million and a cost basis of $353.9 million. First lien debt investments represented 63.8% of the portfolio, second lien and subordinated debt investments collectively represented 14.8% of the portfolio, equity/warrant investments represented 17.6% of the portfolio, and our investment in CSLF II represented 3.8% of the portfolio, based on fair values at December 31, 2019. The weighted average yield on our debt portfolio was 11.5% at December 31, 2019.

At December 31, 2019, the Company had no non-accrual balances, compared to 2.1% and 4.9%, on a fair value and cost basis, respectively, at December 31, 2018.

Liquidity and Capital Resources

At December 31, 2019, the Company had $62.3 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $150.0 million with an annual weighted average interest rate of 3.16%, $75.0 million of fixed rate notes bearing an interest rate of 6.00%, and $52.1 million of convertible notes bearing an interest rate of 5.75%. At December 31, 2019, the Company had $0 drawn and $60.0 million available under its senior secured revolving credit facility, which is priced at LIBOR plus 3.0%.

Fourth Quarter 2019 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Tuesday, March 3, 2020. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.CapitalaGroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second lien loans, subordinated debt and, to a lesser extent, equity securities issued by lower and traditional middle market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a $3.0 billion asset management firm that has been providing capital to lower middle market companies through its credit, growth, and equity investment strategies throughout North America for twenty years. Since its inception in 1998, Capitala Group has invested in over 160 companies and seeks to partner with strong management teams to create value and generate superior risk-adjusted returns for its individual and institutional investors. For more information, definition and details visit Capitala Group’s website at www.capitalagroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall

CFO|COO

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	December 31, 2019	December 31, 2018

ASSETS
Investments at fair value
Non-control/non-affiliate investments (amortized cost of $250,433 and $280,114, respectively)	$241,046	$286,843
Affiliate investments (amortized cost of $80,756 and $72,300, respectively)	98,763	92,939
Control investments (amortized cost of $22,692 and $67,556, respectively)	22,723	69,145
Total investments at fair value (amortized cost of $353,881 and $419,970, respectively)	362,532	448,927
Cash and cash equivalents	62,321	39,295
Interest and dividend receivable	1,745	3,778
Prepaid expenses	624	454
Deferred tax asset, net	-	628
Other assets	115	83
Total assets	$427,337	$493,165

LIABILITIES
SBA Debentures (net of deferred financing costs of $1,006 and $1,688, respectively)	$148,994	$164,012
2022 Notes (net of deferred financing costs of $1,447 and $1,987, respectively)	73,553	73,013
2022 Convertible Notes (net of deferred financing costs of $916 and $1,259, respectively)	51,172	50,829
Credit Facility (net of deferred financing costs of $1,165 and $983, respectively)	(1,165)	9,017
Management and incentive fees payable	3,713	2,487
Interest and financing fees payable	2,439	3,063
Accounts payable and accrued expenses	518	100
Total liabilities	$279,224	$302,521

NET ASSETS
Common stock, par value $0.01, 100,000,000 common shares authorized, 16,203,769 and 16,051,547 common shares issued and outstanding, respectively	$162	$161
Additional paid in capital	237,886	241,757
Total distributable loss	(89,935)	(51,274)
Total net assets	$148,113	$190,644
Total liabilities and net assets	$427,337	$493,165

Net asset value per share	$9.14	$11.88

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2019	2018	2019	2018
INVESTMENT INCOME	(unaudited)	(unaudited)
Interest and fee income:
Non-control/non-affiliate investments	$6,563	$6,839	$27,659	$27,754
Affiliate investments	1,773	2,074	8,351	7,945
Control investments	145	1,117	1,566	6,702
Total interest and fee income	8,481	10,030	37,576	42,401
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	438	766	1,721	2,248
Affiliate investments	258	133	869	1,251
Control investments	-	134	372	849
Total payment-in-kind interest and dividend income	696	1,033	2,962	4,348
Dividend income:
Non-control/non-affiliate investments	64	-	1,345	59
Affiliate investments	25	151	50	238
Control investments	320	25	1,904	100
Total dividend income	409	176	3,299	397
Interest income from cash and cash equivalents	48	69	198	147
Total investment income	9,634	11,308	44,035	47,293

EXPENSES
Interest and financing expenses	4,371	4,269	17,121	17,283
Base management fee	1,904	2,178	7,967	9,049
Incentive fees	-	-	1,497	244
General and administrative expenses	1,457	1,360	4,695	4,695
Expenses before incentive fee waiver	7,732	7,807	31,280	31,271
Incentive fee waiver	-	-	(288)	-
Total expenses, net of incentive fee waiver	7,732	7,807	30,992	31,271

NET INVESTMENT INCOME	1,902	3,501	13,043	16,022

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND WRITTEN CALL OPTION:
Net realized gain (loss) on investments:
Non-control/non-affiliate investments	20,073	106	16,529	(15,714)
Affiliate investments	-	1,964	2,288	2,920
Control investments	(18,917)	(16,696)	(38,573)	(22,010)
Net realized gain (loss) on investments	1,156	(14,626)	(19,756)	(34,804)
Net unrealized appreciation (depreciation) on investments:
Non-control/non-affiliate investments	(20,655)	(2,360)	(16,116)	16,487
Affiliate investments	1,087	(11,709)	(2,632)	(5,982)
Control investments	16,441	15,262	(1,558)	(16,460)
Net unrealized appreciation (depreciation) on investments	(3,127)	1,193	(20,306)	(5,955)
Net unrealized appreciation (depreciation) on written call option	-	-	-	6,795
Net realized and unrealized loss on investments and written call option	(1,971)	(13,433)	(40,062)	(33,964)
Tax benefit (provision)	-	731	(628)	1,916
Total net realized and unrealized loss on investments and written call option, net of taxes	(1,971)	(12,702)	(40,690)	(32,048)

NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(69)	$(9,201)	$(27,647)	$(16,026)

NET DECREASE IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC AND DILUTED	$(0.00)	$(0.57)	$(1.72)	$(1.00)

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - BASIC AND DILUTED	16,176,507	16,029,884	16,117,719	15,993,436

DISTRIBUTIONS PAID PER SHARE	$0.25	$0.25	$1.00	$1.00